EXHIBIT 10.u

Standard Form B of Executive Bonus Plan
FOR: [Name of Executive]

The elements of the plan are as follows:

1. KEY OPERATING INITIATIVES

The Key Operating Initiatives element will be paid at 5% or more of your annual salary for 100% achievement of the following Key Operating Initiative:

Meet or be under your combined departments’ Expense Plan

The Company must have a profit and a profit improvement for this element to be paid. The stipulation as described in number 3 of Section II, C of the attached Glossary applies to this component.

As an added incentive, if combined departments’ expenses are below plan, then this element’s payout will be increased up to 10% according to the following scale:

Performance to Budget	Payout % of Salary
94%	10%
95%	9%
96%	8%
97%	7%
98%	6%
100% to budget	5%

Qualifiers for additional bonus opportunity above 5%:
a)  Major projects must be kept on time;
b)  Key personnel openings (Director-level and above) must be filled in a  timely manner, (i.e., no more than 90 day vacancy if no notice is given, or  60 days if involuntary termination/no notice is given);
c)  Customer Service Rating must be at or above 2006 level.

2. INTERNAL CUSTOMER SERVICE SURVEY RESULTS
The Internal Customer Service Survey element will be paid on a sliding scale up to a maximum of 5% of your annual salary:

Internal Customer Service Survey Results of Consolidated Departments Reporting to Position	Annual % of Salary
7.1 or more	5.0%
6.6 - 7.0	3.75%
6.1 - 6.5	2.5%
Below 6.1	0%

The Company must have a profit and a profit improvement for this element to be paid.

Glossary of Terms and Conditions

2007 Rollins, Inc. Executive/Home Office Bonus Plan

I. General Plan Qualifiers and Provisions

A.	The plan year for this bonus is January 1, 20__ to December 31, 20__.

B.	Your bonus plan is subject to change each year.

C.	Your bonus will be calculated using your actual current base salary as of December 31, 20__.

D.	Your eligibility for a bonus and the amount due will be determined solely by the Company.

E.	Bonus payments will be made in one lump sum no later than March 15, 20__, minus applicable state and federal taxes. Other deductions may apply, e.g., 401(k) deductions, etc.

F.	You must be employed in the same position on December 31, 20__ to be eligible for a bonus, except as described below in (H.)

G.	You will not receive a bonus if for any reason you are in a position on December 31, 20__ that is not eligible for a bonus or if you are not actively employed on the date that the bonus is paid.

H.
If you are promoted during the plan year from one bonus-eligible position to another bonus-eligible position, the bonus components common to both plans carry over to the new position. Plan components unique to the original bonus-eligible position will be paid based on time spent in the position (must be at least 50 percent of the plan year). Bonus amounts on these unique components will be calculated at the time of the transfer based on year-to-date results.

I.
If you are hired into a bonus-eligible position during the year, or if you are promoted during the plan year from a position that is ineligible for a bonus into a bonus-eligible position, you will be eligible for a pro-rated bonus if you are in the bonus-eligible position for at least 50 percent of the plan year.

J.	You will not receive any bonus if you falsify documents, violate company policy or know of such actions by employees under your direction without taking corrective actions.

K.	Any disputes over your bonus will be resolved by the Compensation Committee.

L.	The Compensation Committee reserves the right to reward outstanding performance in unique situations by awarding an employee a bonus outside the terms of the 20__ Home Office Bonus Plan.

M.	The actual profit from which the bonus may be determined may be subject to adjustments as recommended by the President and approved by the Compensation Committee for the year 20__.

N.	Acquisitions over $5,000,000 in revenue will be added to the Company strategic plan (revenue and profit) based on a pro forma of the acquisition model for bonus calculations.

II.   Plan Components

A.	General Provisions
The 20__ Executive/Home Office Bonus Plans divide bonus opportunity into two components: customer satisfaction and key operating initiatives. No bonus will be paid under any component if Rollins Inc.’s pre-tax profit does not result in a profit improvement in 20__, as compared to 20__.

B.   Customer Satisfaction Component

1.	The 20__ Internal Customer Service Surveys will utilize a format similar to the ones utilized in 2006.

2.	Participants with this component will have this portion of their bonus opportunity based on the weighted average rating of the departments who report to them.

3.	You will receive 100 percent of the bonus opportunity under this component if your departments receive a weighted average rating of 7.1 or better.

4.	You will receive 75 percent of the bonus opportunity under this component if your departments receive a weighted average rating of 6.6 - 7.0.

5.	You will receive 50 percent of the bonus opportunity under this component if your departments receive a weighted average rating of 6.1 or above in the survey.

C.   Key Operating Initiatives Component

1.	The purpose of this portion of the bonus plan is to recognize achievement of specific financial and/or strategic goals.

2.	Participants with this component will have this portion of their bonus opportunity based on 100% attainment (or better) of their combined departments’ expenses to plan.

3.	You will not receive any bonus for a KOI linked to your departments’ expense to plan if you intentionally understaff your departments or delay an agreed-upon project.

ACKNOWLEDGMENT

I have received and read a copy of my Incentive Plan with the accompanying Glossary of Terms and Conditions. I understand that participation in this Plan should in no way be construed as a contract or promise of employment and/or compensation. Employment is at-will, and therefore employment and compensation can terminate, with or without cause and with or without notice, at any time at the option of the Company or employee. I also understand that this Incentive Plan will be subject to review, and likely to change next year.

_________________________________________	___________
Plan Participant	Date